EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-143179, 333-149973, and 333-158224 on Form S-8 and Registration Statement No. 333-163811 on Form S-3/A of our reports dated March 16, 2011, relating to the financial statements of U.S. Auto Parts Network, Inc. and subsidiaries, and the effectiveness of U.S. Auto Parts Network, Inc. and subsidiaries internal control over financial reporting, appearing in this Annual Report on Form 10-K of U.S. Auto Parts Network, Inc. and subsidiaries for the period ended January 1, 2011.

/s/ Deloitte & Touche LLP

Los Angeles, CA

March 16, 2011